AMENDMENT TO DISTRIBUTION AGREEMENT

                THIS AMENDMENT TO DISTRIBUTION AGREEMENT is made as of April 29, 2004, by and between NEW YORK DAILY TAX FREE INCOME FUND, INC., a Maryland corporation (the "Fund"), on behalf of the Advantage New York Tax Exempt Liquidity Fund Class of Shares, and REICH & TANG DISTRIBUTORS, INC., who serves as the distributor for the Fund's Advantage New York Tax Exempt Liquidity Fund Class of Shares, shall be as follows:

                1. The name New York Tax Exempt Liquidity Fund Class of Shares has been changed to Advantage New York Tax Exempt Liquidity Fund Class of Shares. Accordingly, all references to New York Tax Exempt Liquidity Fund Class of Shares in the Distribution Agreement should be replaced with Advantage New York Tax Exempt Liquidity Fund Class of Shares; and

                2. All references to Fahnestock & Co. Inc. in the Distribution Agreement should be replaced with Oppenheimer & Co. Inc.

                The Distribution Agreement, as expressly amended hereby, shall continue in full force and effect.

                IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT TO DISTRIBUTION AGREEMENT as of the day and year first above written.


                                       NEW YORK DAILY TAX FREE INCOME FUND, INC.


                                       By: /s/Rosanne Holtzer
                                           ------------------
                                       Name:Rosanne Holtzer
                                       Title: Secretary


                                       REICH & TANG DISTRIBUTORS, INC.


                                       By: /s/Richard De Sanctis
                                       Name:Richard De Sanctis
                                       Title: Executive Vice President &
                                              Chief Financial Officer